                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                          ALZA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                   [ALZA LOGO]

                                ALZA CORPORATION

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD MAY 6, 1999 AT 9:00 A.M.

To the Stockholders of ALZA Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ALZA Corporation will be held at 950 Page Mill Road, Palo Alto, California, on Thursday, May 6, 1999 at 9:00 a.m., for the following purposes:

1. To elect three Class III directors to hold office for a term ending in 2002 and until their successors are elected;

2. To increase by 5,000,000 shares the number of shares of ALZA Common Stock reserved for issuance under ALZA's Amended and Restated Stock Plan;

3. To ratify the appointment of Ernst & Young LLP as ALZA's independent auditors for the fiscal year ended December 31, 1999; and

4. To transact such other business as may properly be presented at the meeting and at any adjournments or postponements thereof.

    Only holders of record of ALZA Common Stock at the close of business on March 29, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN

                                          SECRETARY

Palo Alto, California

March 30, 1999

--------------------------------------------------------------------------------
    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE
   ACCOMPANYING POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF
   A SECOND MAILING.
--------------------------------------------------------------------------------

                                ALZA CORPORATION

                                PROXY STATEMENT

                             ---------------------

To the Stockholders of ALZA Corporation:

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of ALZA Corporation ("ALZA"), a Delaware corporation, for use at ALZA's 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m. on Thursday, May 6, 1999 at ALZA's headquarters located at 950 Page Mill Road, Palo Alto, California 94304; telephone number (650) 494-5000.

    Only holders of record of ALZA Common Stock as of the close of business on March 29, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, ALZA had outstanding 100,803,091 shares of its Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share of Common Stock held.

    Any holder of Common Stock giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of ALZA, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

    Broker non-votes, and shares held by stockholders present in person or by proxy at the meeting but abstaining on a vote, will be counted in determining whether a quorum is present at the Annual Meeting. The vote required for the election of directors is described below. For all other proposals, abstentions by stockholders present in person or by proxy at the meeting are counted as votes against a proposal for purposes of determining whether or not the proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    This Proxy Statement and the accompanying proxy card are being mailed to ALZA stockholders on or about April 5, 1999. Directors, officers and other employees of ALZA may solicit proxies by personal interview, telephone or facsimile, without special compensation. Any costs of such solicitation will be borne by ALZA.

                             ELECTION OF DIRECTORS

    ALZA's Certificate of Incorporation provides for three classes of directors:
Class I, Class II and Class III. Only one class of directors is elected at each annual meeting of stockholders, each director to serve for a three year term. In accordance with the Certificate of Incorporation, Class III directors are to be elected at the 1999 annual meeting, Class I directors are to be elected at the annual meeting in the year 2000 and Class II directors are to be elected at the annual meeting in the year 2001.

NOMINEES

    Three Class III directors are to be elected to the Board at the Annual Meeting, each to serve until the annual meeting of stockholders to be held in 2002 and until his successor has been elected and qualified, or until his earlier death, resignation or removal. The current Class III directors are Dr.
I. Craig Henderson, Dr. Ernest Mario and Mr. Isaac Stein.

    On March 16, 1999, following ALZA's merger with SEQUUS Pharmaceuticals, Inc. ("SEQUUS"), Dr. I. Craig Henderson, the Chairman of the Board and Chief Executive Officer of SEQUUS prior to the acquisition of that company by ALZA, was appointed to the Board as a Class III director. Immediately prior to Dr. Henderson's appointment, the Board amended ALZA's Bylaws to increase the number of directors constituting the Board from eight to nine directors.

    The nominees for election at the Annual Meeting are Dr. Henderson, Dr. Mario and Mr. Stein. Each of the nominees presently is a director of ALZA. If any nominee is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present Board. The Board has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of all nominees unless marked to the contrary. Pursuant to applicable Delaware corporation law, assuming the presence of a quorum, three directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, nominees who receive the first, second and third highest number of votes in favor of their election will be elected, regardless of the number of abstentions or broker non-votes.

    The following table provides the names of the nominees for election as directors, and of each other director, and indicates the periods during which such persons have served as directors of ALZA.

                                                                                     DIRECTOR
                                                                                   CONTINUOUSLY
NAME AND POSITIONS WITH ALZA IN ADDITION TO DIRECTOR                                   SINCE
--------------------------------------------------------------------------------  ---------------
NOMINEES (CLASS III DIRECTORS)
Dr. I. Craig Henderson..........................................................          1999
  Senior Medical Adviser
Dr. Ernest Mario................................................................          1993
  Chairman and Chief Executive Officer
Isaac Stein.....................................................................          1987

INCUMBENTS

CLASS I DIRECTORS
Dr. William R. Brody............................................................          1996
William G. Davis................................................................          1989
Julian N. Stern.................................................................          1982
  Secretary

CLASS II DIRECTORS
Dr. Robert J. Glaser............................................................          1987
Dean O. Morton..................................................................          1987
Denise M. O'Leary...............................................................          1996

BUSINESS EXPERIENCE OF DIRECTORS

    NOMINEES (CLASS III DIRECTORS)

    Dr. I. Craig Henderson, 57, became a director of ALZA in March 1999 pursuant to the Agreement and Plan of Merger between ALZA and SEQUUS, and is the Senior Medical Adviser of ALZA. Prior to ALZA's acquisition of SEQUUS, Dr. Henderson was the Chief Executive Officer of SEQUUS from June 1995 to March 1999 and Chairman of its Board of Directors from July 1995. He served as a director of SEQUUS from July 1993 to March 1999. Since July 1995, Dr. Henderson has been an Adjunct Professor of Medicine at the University of California, San Francisco. From 1992 until July 1995, he served as Professor of Medicine, Chief of Medical Oncology and Director of Clinical Cancer programs at the University of California, San Francisco. From 1989 to 1992, he served as a member and, for most of this time, as Chairman, of the Oncologic Drugs Advisory Committee of the FDA. From 1974 to 1992, Dr. Henderson held an academic appointment at Harvard Medical School, most recently as Associate

Professor of Medicine. Dr. Henderson founded the Breast Evaluation Center at the Dana-Farber Cancer Institute in 1980 and served as its director until 1992.

    Dr. Ernest Mario, 60, is the Chairman and Chief Executive Officer of ALZA. Prior to joining ALZA, Dr. Mario served as Chief Executive of Glaxo Holdings plc, a pharmaceutical corporation, from May 1989 to March 1993, and as Deputy Chairman from January 1992 to March 1993. Prior to that time, Dr. Mario served as Chairman and Chief Executive Officer of Glaxo, Inc., a subsidiary of Glaxo Holdings, from 1988 to 1989 and as President and Chief Operating Officer of Glaxo, Inc. from 1986 to 1988. Prior to joining Glaxo, Dr. Mario held various executive positions at Squibb Corporation and served as a director of that company. Dr. Mario is also a director of Catalytica, Inc., COR Therapeutics, Inc. and Pharmaceutical Product Development, Inc.

    Isaac Stein, 52, has been President of Waverley Associates, Inc., a private investment firm, since 1983. Mr. Stein served as Chairman of the Board of Esprit de Corp from June 1990 to December 1992. Mr. Stein is also a trustee of the Benham Group of Mutual Funds and a director of Raychem Corporation and CV Therapeutics, Inc.

INCUMBENTS

    CLASS I DIRECTORS

    Dr. William R. Brody, 55, has been the President of The Johns Hopkins University since 1996. Prior to assuming that position, Dr. Brody was the provost of the University of Minnesota Academic Health Center from 1994 to 1996 and the Martin Donner Professor and Director of the Department of Radiology at The Johns Hopkins University from 1987 to 1994. Dr. Brody is a director of Medtronic, Inc. and Mercantile Bankshares.

    William G. Davis, 67, is an independent business consultant. Prior to his retirement from Eli Lilly & Company in 1984, Mr. Davis held various senior executive positions during his 27 year tenure with that company. Mr. Davis is a director of Radiance Medical Systems Inc. and Collagen Aesthetics Inc. Mr. Davis has advised ALZA that he intends to resign as a director of ALZA at the time of the annual stockholders' meeting. The Board has amended ALZA's Bylaws, effective upon such resignation, to decrease the number of directors constituting the Board from nine to eight directors.

    Julian N. Stern, 74, has been Secretary of ALZA since 1968. He is the sole employee of a professional corporation that is a member of the law firm of Heller Ehrman White & McAuliffe.

    CLASS II DIRECTORS

    Dr. Robert J. Glaser, 80, was the Director for Medical Science of the Lucille P. Markey Charitable Trust, a philanthropic foundation supporting basic biomedical research, from 1984 to June 1997, and a trustee from 1988 to June 1997. In accordance with the donor's will, the Trust ceased operations in June 1997. Prior to 1984, Dr. Glaser was President, Chief Executive Officer and a trustee of the Henry J. Kaiser Family Foundation. He is a director of Hanger Orthopedic Group, Inc. In 1991, Dr. Glaser retired as a director of Hewlett-Packard Company after serving since 1971.

    Dean O. Morton, 67, retired in October 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he held various positions since 1960. Mr. Morton is a director of Raychem Corporation, BEA Systems, Inc., The Clorox Company, Centigram Communications Corporation and KLA-Tencor Corporation. He is a trustee of the State Street Research group of mutual funds and a director of the Metropolitan Series Fund, Inc. and State Street Research Portfolios, Inc.

    Denise M. O'Leary, 41, is a Special Limited Partner with Menlo Ventures, a venture capital investment company. Ms. O'Leary has been with Menlo Ventures since 1983 and she served as a General

Partner with that company from 1987 to 1996. Ms. O'Leary is a director of Del Monte Foods Company and America West Holdings Corporation.

MEETINGS AND COMMITTEES OF THE BOARD

    There were ten meetings of the full Board during fiscal 1998. The Board currently has three standing committees: the Compensation and Benefits Committee, the Finance and Audit Committee and the Nominating Committee. The current members of the Compensation and Benefits Committee are Dr. Glaser (Chairman), Mr. Morton, Ms. O'Leary and Mr. Stein. The Compensation and Benefits Committee, which met eight times during fiscal 1998, approves all of ALZA's compensation plans, including grants of stock options under ALZA's stock plan and the compensation arrangements for ALZA's senior management. The Finance and Audit Committee, which met four times during fiscal 1998, consults with ALZA's independent auditors concerning their audit plan, the results of their audit, the appropriateness of accounting principles used by ALZA and the adequacy of ALZA's internal controls. The current members of the Finance and Audit Committee are Mr. Morton (Chairman), Dr. Brody, Mr. Davis, Ms. O'Leary, Mr. Stein and Mr. Stern.

    The Nominating Committee, the members of which are Mr. Stein (Chairman), Mr. Davis, Dr. Glaser and Mr. Morton, identifies and recommends qualified persons to serve as directors of ALZA. The Nominating Committee met once during fiscal 1998. Under ALZA's Bylaws, for the 1999 annual meeting stockholders may nominate candidates for election as directors by delivery of written notice to ALZA's Secretary at least sixty days in advance of the stockholders' meeting or ten days after notice of the meeting is first given to stockholders, whichever is later. Any such notice must set forth the name and address of the nominating stockholder and the nominee, and such information concerning both such persons as would be required by the rules and regulations of the Securities and Exchange Commission ("SEC") to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must be accompanied by the written consent of the nominee to serve as a director, if elected.

    During 1998, each director other than Mr. Davis attended at least 75% of the meetings of the full Board and the committees of the Board on which he or she served. Mr. Davis attended 66 2/3% of the meetings of the full Board and the committees of the Board on which he served.

    Each director who is not an employee of ALZA receives an annual retainer fee, which is currently $25,000, plus $1,000 for each meeting day of the Board and $750 for each regular meeting of any standing committee, or other committee formed by the Board from time to time, on which the director serves, and $500 for each special meeting of any committee on which the director serves (except for chairmen of the committees, who receive $1,250 for each meeting day of their respective committees). In addition, each director who is not an employee of ALZA receives a fee of $350 for each teleconference meeting of the Board, or of any committee of the Board, if such meeting lasts more than one hour. ALZA's Secretary receives a fee for attending meetings of the Nominating Committee and the Compensation and Benefits Committee equal to the fee paid to the directors who serve on those committees. ALZA's non-employee directors receive options to purchase Common Stock pursuant to the automatic grant provisions of ALZA's Amended and Restated Stock Plan. Under that plan, each new non-employee director receives a nonqualified stock option to purchase 20,000 shares of Common Stock, vesting in five equal annual installments beginning one year after the date of his or her first Board meeting, with an exercise price equal to the fair market value of the Common Stock on the date of the grant. Each non-employee director receives an additional option to purchase 10,000 shares on each fifth anniversary of his or her first Board meeting, also vesting in five equal annual installments beginning one year after the date of the grant.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table sets forth certain information relating to compensation paid or accrued for services in all capacities during the fiscal years indicated with respect to Dr. Ernest Mario, ALZA's Chief Executive Officer, and each of ALZA's other five most highly compensated executive officers who were serving as executive officers as of December 31, 1998 (the "Named Executive Officers").

                                                                                            LONG-TERM
                                                                                       COMPENSATION AWARDS
                                                                                     -----------------------
                                                         ANNUAL COMPENSATION         RESTRICTED  SECURITIES
                                                  ---------------------------------    STOCK     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITIONS                        YEAR     SALARY(1)    BONUS(1)    AWARD(2)     OPTIONS    COMPENSATION(3)
------------------------------------------------  ---------  ----------  ----------  ----------  -----------  ----------------
Dr. Ernest Mario................................       1998  $  634,170  $  350,000  $  981,555      75,000     $    288,982
  Chairman and                                         1997     599,999     180,000          --      75,000          160,689
  Chief Executive Officer                              1996     595,835     100,000          --      75,000          103,820

Dr. Samuel R. Saks..............................       1998     343,465     150,000          --      13,750           22,306
  Senior Vice President,                               1997     333,337     100,000     759,125      40,000            7,849
  Medical Affairs                                      1996     311,668      75,000          --          --            6,949

Dr. James W. Young..............................       1998     321,192     150,000     503,860      30,000           45,866
  Senior Vice President,                               1997     277,920     125,000          --      30,000           16,375
  Research and Development                             1996     249,569      50,000          --          --           14,323

Bruce C. Cozadd.................................       1998     294,872     140,000     503,860      20,000           22,660
  Senior Vice President and                            1997     287,504     120,000          --      40,000            8,890
  Chief Financial Officer                              1996     247,509      75,000          --          --            6,585

James R. Butler.................................       1998     292,372     140,000     503,860      30,000           48,700
  Senior Vice President,                               1997     267,338     100,000                  30,000           25,159
  Sales and Marketing                                  1996     251,669      40,000                      --           22,469

Peter D. Staple.................................       1998     292,372     140,000     503,860      20,000           33,562
  Senior Vice President and                            1997     270,838     120,000          --      40,000           13,285
  General Counsel                                      1996     247,507      75,000          --          --           10,918

------------------------

(1) Amounts shown include compensation earned and received by the Named Executive Officers as well as amounts deferred at the election of such persons under ALZA's Executive Deferral Plans and Tax Deferral Investment Plan.

(2) Dr. Mario was awarded 27,273 shares, and each of Dr. Young, Mr. Cozadd, Mr. Butler and Mr. Staple was awarded 14,000 shares, of restricted stock in August 1998. The restrictions on all of these shares lapse in August 2002. Dr. Saks was awarded 25,000 shares of restricted stock in June 1997. Restrictions on his shares lapse with respect to 25% of the shares on December 17, 1999, with respect to 50% of the shares on June 17, 2000 and with respect to the remaining 25% of the shares on January 17, 2001. All shares for which restrictions have not lapsed are subject to forfeiture in the event of termination of the holder's employment with ALZA. For the employees other than Dr. Saks, the restrictions on forfeiture will automatically lapse upon a "change of control" of ALZA. For Dr. Saks, in the event that certain change in control events were to occur, the restricted stock agreement between ALZA and Dr. Saks generally provides that all restrictions on the shares will lapse only if Dr. Saks' employment with ALZA is terminated (other than for "cause") within two years after the change of control. The value of each award at the time of grant (based on the closing sales price of ALZA common stock on the date of the award) less the price paid for the shares, is set forth in the table. Each employee paid ALZA $.01 per share for the shares of restricted stock. Dividends, if any, paid in cash or in ALZA Common Stock with respect to the shares of restricted stock will be paid in additional shares of ALZA Common Stock, subject to the same restrictions as the restricted stock. Dividends paid in the form of other securities will also be subject to the same restrictions as the restricted stock. The aggregate number of shares of restricted stock granted by ALZA outstanding at the end of 1998 was 285,773 shares. The value of restricted stock awarded in 1998, based on the closing sales price on December 31, 1998 (less the amounts paid to ALZA for the shares), is $1,424,742 for Dr. Mario, and $731,360 for each of Dr. Young, Mr. Cozadd, Mr. Butler and Mr. Staple.

(3) Amounts shown for the fiscal year ended December 31, 1998 consist of: (i) amounts contributed by ALZA to the employees' accounts under the ALZA Retirement Plan as follows: $16,803 for Dr. Mario, $7,983 for Dr. Saks, $15,704 for Dr. Young, $4,342 for Mr. Cozadd, $16,803 for Mr. Butler and $9,780 for Mr. Staple; (ii) amounts contributed by ALZA to the employees' accounts under the Supplemental ALZA Retirement Plan adopted in 1998 as follows: $87,606 for Dr. Mario, $14,143 for Dr. Saks, $28,162 for Dr. Young, $8,410 for Mr. Cozadd, $24,481 for Mr. Butler and $16,387 for Mr. Staple;
    (iii) amounts representing interest in excess of 120% of the applicable federal long-term rate on amounts deferred at the election of the participants under ALZA's Executive Deferral Plans which totaled $184,573 for Dr. Mario, $180 for Dr. Saks, $7,908 for Mr. Cozadd, $7,416 for Mr. Butler and $5,395 for Mr. Staple; and (iv) amounts contributed by ALZA to employees' accounts under ALZA's Tax Deferral Investment Plan as follows:
    $2,000 for each of Dr. Young, Mr. Cozadd, and Mr. Staple.

                               1998 OPTION GRANTS

    The following table sets forth information relating to options granted in 1998 to the Named Executive Officers. In addition, in accordance with the rules of the SEC, the table shows hypothetical gains that would exist for such options based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% per year from the date the options were granted over the full option term.

                                                      INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE AT ASSUMED
                                    -----------------------------------------------------
                                     NUMBER OF     PERCENT OF                                   ANNUAL RATES OF STOCK PRICE
                                    SECURITIES    TOTAL OPTIONS                               APPRECIATION FOR OPTION TERM(1)
                                    UNDERLYING     GRANTED TO      EXERCISE                -------------------------------------
                                      OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION      0%           5%           10%
NAME                                GRANTED(2)     FISCAL YEAR     SHARE(3)      DATE      PER YEAR     PER YEAR      PER YEAR
----------------------------------  -----------  ---------------  ----------  -----------  ---------  ------------  ------------
Dr. Ernest Mario..................      75,000           3.23%    $  46.6875    5/7/2008      --      $  2,202,114  $  5,580,589
Dr. Samuel R. Saks................      13,750           0.61        46.6875    5/7/2008      --           403,721     1,023,108
Dr. James W. Young................      30,000           1.33        46.6875    5/7/2008      --           880,846     2,232,236
Bruce C. Cozadd...................      20,000           0.89        46.6875    5/7/2008      --           587,230     1,488,157
James R. Butler...................      30,000           1.33        46.6875    5/7/2008      --           880,846     2,232,236
Peter D. Staple...................      20,000           0.89        46.6875    5/7/2008      --           587,230     1,488,157

------------------------

(1) The amounts represent certain assumed rates of appreciation over the exercise price per share (before taxes). Actual gains, if any, on stock option exercises are dependent on the future performance of ALZA Common Stock. There can be no assurance that any of the values reflected in this table will be achieved.

(2) The options were granted for a term of ten years. All unvested options are subject to earlier termination in the event of the termination of an employee's relationship with ALZA. The options granted to Dr. Mario, Dr. Saks, Mr. Cozadd and Mr. Staple are fully exercisable on May 7, 2001. The options granted to Dr. Young and Mr. Butler are fully exercisable in three annual installments of 5,000, 5,000 and 20,000 shares, respectively, beginning on May 7, 1999. In the event that certain change in control events were to occur, all such options would become immediately exercisable. Under the terms of ALZA's Amended and Restated Stock Plan, the Compensation and Benefits Committee retains discretion, subject to plan limits, to modify the terms (including the exercise price and vesting dates) of outstanding options.

(3) Options were granted at an exercise price equal to the fair market value of ALZA Common Stock on the date of the grant, which is the average of the high and low price reported on the New York Stock Exchange on that date.

       1998 AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

    The following table sets forth with respect to the Named Executive Officers certain information relating to options exercised during fiscal 1998.

                                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                 SHARES                  OPTIONS AT FISCAL YEAR END     AT FISCAL YEAR END(2)
                                ACQUIRED       VALUE     --------------------------  ----------------------------
NAME                           ON EXERCISE  REALIZED(1)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------  -----------  -----------  -------------  -------------  -------------
Dr. Ernest Mario.............      20,000    $ 542,500      704,000        350,000   $  22,245,500   $ 8,190,625
Dr. Samuel R. Saks...........      15,000      375,938      115,000         53,750       2,670,000     1,003,984
Dr. James W. Young...........      10,000      275,000       70,000         60,000       2,197,500       862,500
Bruce C. Cozadd..............      10,000      265,625       73,600         60,000       1,907,800     1,038,750
James R. Butler..............      10,000      287,500       50,000         60,000       1,543,750       862,500
Peter D. Staple..............      15,000      398,438       75,000         60,000       2,141,250     1,038,750

------------------------

(1) Market value of ALZA Common Stock based on the closing sales price as reported on the composite tape at the exercise date minus the exercise price.

(2) Market value of ALZA Common Stock at fiscal year end based on the closing sales price as reported on the composite tape on December 31, 1998 ($52.25) minus the exercise price of "in-the-money" options.

                          CERTAIN EXECUTIVE AGREEMENTS

    ALZA has entered into agreements (each, an "Executive Agreement") with each of its executive officers (other than Dr. Mario) pursuant to which certain severance payments would be made in the event of the executive's termination, other than for cause, following a "change in control" of ALZA (as defined in the Executive Agreement).

    If the executive's employment were terminated by ALZA during the two-year period following a change in control (the "Severance Period") without "cause" or by the executive for "good reason" (as defined in the Executive Agreement), the executive would be entitled to receive a lump sum cash severance payment equal to two times the sum of his or her salary and bonus paid or accrued in the twelve months immediately preceding his or her termination. (Such amount would be reduced, on a monthly basis, if the termination occurred more than one year after the change in control.) In addition to the severance payments, the executive would be entitled to a pro rata portion of all bonuses and awards relating to periods that have not been completed as of the termination date and a lump sum cash amount equal to the difference, if any, between the value of the benefits he or she would have received under ALZA's retirement, pension or deferred compensation arrangements had he or she been fully vested under such arrangements, and the benefits he or she is otherwise entitled to receive under such arrangements at the time of termination. The executive would also receive medical and dental benefits for up to two years. All outstanding options would become fully exercisable (to the extent they have not previously become exercisable), and the executive would be entitled to a cash-out of all options.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires ALZA's directors and executive officers, and persons who own more than 10% of ALZA's Common Stock, to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish ALZA with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to ALZA or written representations that no Forms 5 were required, ALZA believes that from January 1, 1998 through December 31, 1998 its directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee (the "Committee") of the Board of Directors is generally responsible for decisions concerning the compensation to be paid to ALZA's executive officers. The Committee consists of Dr. Glaser (Chairman), Mr. Morton, Ms. O'Leary and Mr. Stein, each of whom is a non-employee director of ALZA. In determining compensation policies, the Committee has access to compensation surveys for regional technology-based companies (which compete with ALZA in the recruitment of senior personnel) and national pharmaceutical industry compensation information, as well as other executive compensation data and surveys. The Committee also consults with ALZA's Vice President, Human Resources. In 1998, the Committee engaged Hewitt Associates, a national consulting firm specializing in executive compensation and benefits, to provide the Committee with a report concerning ALZA's executive compensation. Set forth below is the report of the Committee with respect to ALZA's compensation policies during 1998 as they affected ALZA's Chief Executive Officer and other executive officers.

COMPENSATION POLICIES AFFECTING EXECUTIVE OFFICERS

    ALZA's compensation policies affecting its executive officers are designed to provide targeted total compensation levels that are competitive with those of regional technology-based companies and national pharmaceutical companies, in order to assist ALZA in attracting and retaining qualified executives. The Committee believes that ALZA's compensation structure has historically been at the low end of the range of compensation paid by major pharmaceutical companies to executive officers generally, and to the Chief Executive Officer in particular. This was confirmed by the report of Hewitt Associates, which the Committee engaged to assist the Committee in a review of ALZA's compensation policies for its executives. As a result of this review, the Company adopted a Supplemental ALZA Retirement Plan ("SARP") for its senior executives and vice presidents, adopted an executive estate protection plan being implemented in 1999, and awarded restricted stock to the Company's senior executives and vice presidents. The S&P Drugs Index and the AMEX Pharmaceutical Index, the industry groups included for comparison in "Performance Graphs" below, consist of large national pharmaceutical companies, which have been used as a reference in determining salaries of ALZA's executives. However, executive salaries at those companies are generally significantly higher than those of ALZA.

    ALZA's compensation policies take into account ALZA's overall performance during the prior year, as well as the achievements and contributions to ALZA during the year by each individual executive officer and the operational areas of the company for which he or she is responsible. In addition, ALZA's compensation policies recognize the importance of stock ownership by, and stock option programs for, executives in order to promote identity of long-term interests between the executives and the stockholders of ALZA.

    In determining the compensation to be paid to ALZA's executive officers, the Committee employs compensation policies designed to align compensation with ALZA's overall business strategy, values and management initiatives. These policies are intended to (i) attract and retain executives whose abilities are critical to the long-term success and competitiveness of ALZA; (ii) reward executives for long-term strategic management and the enhancement of stockholder value; (iii) support a performance-oriented environment that rewards achievement of company objectives; and (iv) recognize ALZA's performance compared to performance levels of comparable companies. As a result, compensation consists of salary and bonus, which provide current incentives, and stock options (and in 1997 and 1998, restricted stock awards), which provide longer term incentives.

    The key components of executive officer compensation at ALZA are (i) salary, which is based on factors such as the individual officer's level of responsibility for meeting ALZA's financial and strategic objectives and a comparison to similar positions in ALZA and comparable companies; (ii) cash bonus awards, which are based on the performance of the executive, the performance of the operational groups reporting to the executive, and the performance of ALZA, measured in terms of attainment of ALZA's financial and strategic objectives set by the Board at the beginning of each year; and (iii) stock option grants (and in 1997 and 1998, restricted stock awards) which are intended to align the executive officer's interests in ALZA's long-term success with the interests of ALZA's stockholders, as measured by changes over time in ALZA's stock trading price. ALZA's executive officers are also entitled to participate in ALZA's Executive Deferral Plans, which permit them to defer a portion of their compensation on a pre-tax basis and, beginning in 1998, the SARP, to which the company makes contributions based on participating employees' earnings.

    Stock options are an integral part of each executive officer's compensation. The Committee believes that the opportunity for stock appreciation, through exercise of stock options that vest over time, closely aligns the interests of the executive officers with those of ALZA's stockholders. The 1998 awards of restricted stock, which generally are subject to forfeiture if the employee leaves the company during the four year period after the award, serve this purpose as well. The size of individual awards take into account the executive officer's salary, the number and vesting schedule of outstanding options held by the officer and past contributions to ALZA. No one factor is given special weight, but all are part of an overall assessment.

    The compensation to be paid to any individual executive has not been based on any particular mathematical formula. Rather, the Committee reviews objectives, accomplishments, performance (including that indicated in ALZA's peer evaluation process) and compensation as a whole for each executive (and all executives), as well as the recommendations of the Chief Executive Officer, and makes appropriate compensation determinations in the exercise of its business judgment.

RELATIONSHIP OF CORPORATE PERFORMANCE TO COMPENSATION PLANS

    ALZA's corporate performance measurements focus on both financial and strategic objectives. The Committee determined that during 1998, ALZA achieved the following strategic objectives set by the Board:

    - advancing the transition to being a research-based pharmaceutical products company;

    - increasing ALZA's net sales through the introduction of new products, as well as increasing sales of existing products;

    - maintaining ALZA's technological leadership position in drug delivery;

    - obtaining approval to market the Ditropan-Registered Trademark- XL product;

    - obtaining increased royalties and fees as compared with 1997;

    - furthering the development of products in the pipeline with Crescendo Pharmaceuticals Corporation; and

    - increasing earnings per share over 1997.

    Executive officer compensation (both base compensation and cash bonuses) takes into consideration the achievement by ALZA of the financial and strategic objectives described above, and the contribution of the individual (and the operating groups reporting to the individual) toward achieving those objectives.

OTHER COMPENSATION PLANS

    ALZA has adopted certain broad-based employee benefit plans in which the executive officers may participate on the same basis as other employees who meet eligibility criteria, subject to legal limitations on the benefits that may be made available to highly compensated individuals such as executive officers. During 1998, these plans included (i) an Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code, under which an individual could elect to purchase ALZA Common Stock at a price equal to 85 percent of its fair market value on the enrollment date or the purchase date, whichever is lower;
(ii) the contribution by ALZA for the benefit of each employee (including executive officers) to the ALZA Retirement Plan (a defined contribution plan) of an amount based on the employee's base salary and age; and (iii) matching contributions of up to $2,000 per employee in 1998 under ALZA's Tax Deferral Investment Plan.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Dr. Ernest Mario, ALZA's Chief Executive Officer, received a salary increase of 5.7% during 1998. Increases in Dr. Mario's salary have generally been limited to inflation adjustments during his tenure with ALZA. The Committee believes that Dr. Mario's salary continues to be on the low end of salaries for chief executive officers of other technology-based companies of similar size and in the same geographic region as ALZA, as well as for chief executives of pharmaceutical companies on a nationwide basis. During 1998, Dr. Mario was granted a nonstatutory option to purchase 75,000 shares of ALZA Common Stock, vesting after three years and expiring in 2008. He also received a grant of 27,273 shares of restricted stock, vesting four years after the date of the grant. The exercise price of the option is $46.6875 per share, the fair market value of ALZA Common Stock on the date the option was granted. In 1998, Dr. Mario provided strong leadership to ALZA in its achievement of ALZA's key strategic and financial objectives and Dr. Mario's bonus for 1998 reflects his important contributions to ALZA's success in 1998, the achievement by ALZA of its 1998 objectives, and the transition of ALZA to being a research-based pharmaceutical company marketing its own products.

POLICY ON DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

    Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest paid executive officers unless, in general, the compensation is exempt as "performance based." For stock compensation to be "performance based," Section 162(m) requires a limit to be set on the number of options that may be granted to employees subject to the deduction cap. The Board has approved a limit of 200,000 as the maximum number of shares as to which options may be granted to any employee, consultant or director under ALZA's Amended and Restated Stock Plan in any one-year period, and a limit of 750,000 as the maximum number of shares as to which options may be granted in connection with an offer of employment. These limitations allow gains realized upon exercise of options to qualify as "performance based" and, therefore, to be excluded from compensation subject to the $1 million deductibility limit. ALZA believes that all of its compensation paid to date meets the requirements for deductibility. In general, the Committee considers the deductibility limits of Section 162(m) in determining executive compensation.

                      COMPENSATION AND BENEFITS COMMITTEE
                         Dr. Robert J. Glaser, Chairman
                                 Dean O. Morton
                               Denise M. O'Leary
                                  Isaac Stein

                               PERFORMANCE GRAPHS

FIVE-YEAR TOTAL RETURN

    The rules of the SEC require that ALZA include in this Proxy Statement a line-graph presentation comparing cumulative stockholder returns on ALZA Common Stock with the S&P 500 Index and either a published industry or line-of-business standard index or an index of peer companies selected by ALZA for the five years ending December 31, 1998. ALZA has elected to use the AMEX Pharmaceutical Index (consisting of a group of 15 mid-sized to large pharmaceutical companies, including ALZA) for purposes of the performance comparison which appears below. In prior years, ALZA has used the S&P Drugs Index (consisting of a group of five very large pharmaceutical companies) for the performance comparison, therefore, such index is also included for comparison purposes this year.

    The graph below has been prepared to give effect to the distribution to ALZA stockholders of record on September 18, 1997 of one share of Class A Common Stock of Crescendo Pharmaceuticals Corporation ("Crescendo") for every 20 shares of Common Stock held on such date. The graph below assumes that each share of Crescendo Class A Common Stock received in the distribution was sold on the distribution date (September 30, 1997) at the closing sales price of Crescendo Class A Common Stock on such date ($11.50 per share) and the proceeds thereof immediately applied toward the purchase of 0.397 shares of ALZA Common Stock at a price based on the closing sales price of the Common Stock on such date ($29.00). The past performance of ALZA Common Stock is no indication of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG ALZA, AMEX PHARMACEUTICAL INDEX, S&P DRUGS INDEX AND S&P 500

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ALZA       AMEX PHARMA     S&P DRUGS    S&P 500
12/31/93     $100.00          $100.00      $100.00    $100.00
12/31/94      $63.72          $108.72      $112.32     $98.46
12/31/95      $86.73          $168.18      $184.45    $132.05
12/31/96      $91.59          $204.27      $235.45    $158.80
12/31/97     $114.84          $303.31      $355.16    $208.05
12/31/98     $188.62          $443.09      $535.96    $263.53

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth the beneficial ownership of ALZA Common Stock as of March 8, 1999, except as otherwise noted, (i) by each person, entity or "group" of persons or entities known by ALZA to be beneficial owners of more than 5% of ALZA's Common Stock, (ii) by each director, including nominees, and each of the Named Executive Officers, and (iii) by all executive officers and directors as a group. Except as described below, each person has sole voting and investment power with respect to the Common Stock described in the table. The percentage of class column for the institutional investors named below is taken from the holders' filings with the SEC. The table does not reflect the issuance of ALZA shares in connection with ALZA's acquisition of SEQUUS on March 16, 1999.

                                                                                    AMOUNT AND NATURE
                                                                                      OF BENEFICIAL      PERCENT OF
NAME AND ADDRESS                                                                     OWNERSHIP(1)(2)      CLASS(3)
----------------------------------------------------------------------------------  ------------------  -------------
J. P. Morgan & Co. Incorporated and its subsidiaries..............................       12,302,571            13.9%
  60 Wall Street
  New York, NY 10260 (4)

Brinson Partners, Inc.............................................................        8,659,815             9.6
  209 South LaSalle Street
  Chicago, IL 60604 (5)

Lincoln Capital Management Company................................................        5,607,000             6.4
  200 South Wacker Drive, Suite 2100
  Chicago, IL 60606 (6)

Janus Capital Corporation and Thomas H. Bailey....................................        5,488,413             6.2
  100 Fillmore Street
  Denver, CO 80206 (7)

American Express Company..........................................................        5,040,647             5.8
  American Express Tower
  200 Vesey Street
  New York, NY 10285 (8)

Dresdner RCM Global Investors LLC.................................................        4,791,900             5.5
  4 Embarcadero Center, Suite 3000
  San Francisco, CA 94111 (9)

Dr. William R. Brody..............................................................            4,000          --
James R. Butler (10)..............................................................           72,521          --
Bruce C. Cozadd (10)..............................................................           97,636          --
William G. Davis..................................................................           52,000          --
Dr. Robert J. Glaser..............................................................           24,884          --
Dr. I. Craig Henderson (11).......................................................          --               --
Dr. Ernest Mario (10).............................................................          793,495          --
Dean O. Morton....................................................................           24,000          --
Denise M. O'Leary.................................................................            8,000          --
Dr. Samuel R. Saks (10)...........................................................          135,000          --
Peter D. Staple (10)..............................................................           97,355          --
Isaac Stein.......................................................................           21,608          --
Julian N. Stern...................................................................          101,575          --
Dr. James W. Young (10)...........................................................           94,304          --
All executive officers and directors as a group (17 persons)......................        1,826,856             2.1

------------------------

 (1) Includes outstanding stock options, exercisable on or before May 7, 1999, to purchase the number of shares of ALZA Common Stock as follows: 4,000 for Dr. Brody; 70,000 for Mr. Butler; 93,600 for Mr. Cozadd; 50,000 for Mr. Davis; 14,000 for Dr. Glaser; 704,000 for Dr. Mario; 14,000 for

     Mr. Morton; 8,000 for Ms. O'Leary; 135,000 for Dr. Saks; 95,000 for Mr. Staple; 10,000 for Mr. Stein; 10,000 for Mr. Stern; 90,000 for Dr. Young; and 1,488,195 for all executive officers and directors as a group.

 (2) Excludes shares covered by outstanding warrants, each to purchase one-eighth of one share of ALZA Common Stock at a price of $65 per share, exercisable at any time and expiring on December 31, 1999.

 (3) Percentages are not shown if holdings total less than 1% of total outstanding shares.

 (4) Information is as provided by the holder in its Schedule 13G/A filed with the SEC as of February 22, 1999. As to such shares the holder has provided the following information: sole voting power-- 8,892,274 shares; shared voting power--46,227 shares; sole dispositive power--12,159,357 shares; shared dispositive power--119,713 shares.

 (5) Information is as provided by the holder in its Schedule 13G/A filed with the SEC as of February 18, 1999. The Schedule 13G also includes UBS AG. As to such shares (i) Brinson Partners, Inc. has provided the following information: shared voting and dispositive power--5,502,260 shares; and
     (ii) UBS AG has provided the following information: shared voting and dispositive power--all of the shares.

 (6) Information is as provided by the holder in its Schedule 13G/A filed with the SEC as of February 11, 1999. The holder disclaims beneficial ownership of all of the shares. The holder has sole voting power with respect to 2,473,100 shares.

 (7) Information is as provided by the holder in its Schedule 13G filed with the SEC as of February 12, 1999. As to such shares, the holder has provided the following information: (i) shared voting and dispositive power--5,488,413 shares and (ii) the number of shares reported includes 15,155 bonds convertible into common stock at 26.184 shares per bond.

 (8) Information is as provided by the holders in their Schedule 13G filed with the SEC as of January 22, 1999. The Schedule 13G also includes American Express Financial Corporation. As to such shares, the holders have provided the following information: sole voting power--0 shares; shared voting power--3,029,347 shares; sole dispositive power--0 shares; shared dispositive power--5,040,647 shares.

 (9) Information is as provided by the holder in its Schedule 13G filed with the SEC as of February 16, 1999. Other entities included in such Schedule 13G include Dresdner RCM Global Investors US Holdings LLC and Dresdner Bank AG. As to such shares, (i) each of Dresdner RCM Global Investors LLC and Dresdner RCM Global Investors US Holdings LLC has provided the following information: sole voting power--3,806,665 shares; shared voting power--0 shares; sole dispositive power--4,691,900 shares; shared dispositive power--100,000 shares; and (ii) Dresdner Bank AG has provided the following information: sole voting power--3,929,565 shares; shared voting power--0 shares; sole dispositive power--4,814,800 shares; shared dispositive power--100,000 shares.

 (10) Excludes 27,273 shares of restricted stock for Dr. Mario, 25,000 shares of restricted stock for Dr. Saks and 14,000 shares of restricted stock for each of Dr. Young, Mr. Cozadd, Mr. Butler and Mr. Staple. For a description of the material terms of the restricted stock, see footnote 2 of the Summary Compensation Table.

 (11) Excludes options to purchase 192,998 shares as a result of ALZA's acquisition of SEQUUS.

                              CERTAIN TRANSACTIONS

    In September 1995, ALZA made a loan to Bruce C. Cozadd, its Senior Vice President and Chief Financial Officer, in the principal amount of $86,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.04% per annum and is payable in full in September 2000. On December 31, 1998, the outstanding principal and accrued interest on the loan totaled $104,393. Repayment of the loan is secured by a second deed of trust on Mr. Cozadd's residence.

    In July 1995, ALZA made a loan to Peter D. Staple, its Senior Vice President and General Counsel, in the principal amount of $88,000, in connection with the purchase of his principal residence. The loan bears interest at a rate of 6.28% per annum and is payable in full in July 2000. On December 31, 1998, the outstanding principal and accrued interest on the loan totaled $88,309. Repayment of the loan is secured by a second deed of trust on Mr. Staple's residence. In addition, ALZA agreed to provide Mr. Staple with mortgage differential payments for five years. The payment for 1998 was $12,523.

    Mr. Stern is the sole employee of a professional corporation that is a member of the law firm of Heller Ehrman White & McAuliffe, which provides legal services to ALZA.

                            APPROVAL OF INCREASE IN
                   THE NUMBER OF SHARES RESERVED FOR ISSUANCE
                     UNDER THE ALZA CORPORATION AMENDED AND
                    RESTATED STOCK PLAN BY 5,000,000 SHARES

BACKGROUND

    Since its inception, ALZA has granted options to employees to purchase shares of its Common Stock. ALZA considers its option program to be an important tool to help ALZA attract, retain and motivate employees, directors and consultants. The program also generates cash for ALZA when options are exercised and, in the case of nonstatutory stock options ("NSOs") or disqualifying dispositions of incentive stock options ("ISOs"), tax deductions and possible tax credits. ALZA's Amended and Restated Stock Plan (the "Plan"), which provides for the grant of options and restricted stock, was first approved by the stockholders in May 1992 to replace all then-existing stock option plans. Since the inception of the Plan, a total of 9,000,000 shares have been authorized for issuance under the Plan. As of March 8, 1999, employees, directors and consultants of ALZA held a total of unexercised options (granted under the Plan and all predecessor stock option plans) covering 6,803,056 shares of Common Stock, with an exercise price per share ranging from $13.00 to $52.8125. Options granted under the plan totaled 913,755 in 1996, 1,654,270 in 1997, and 2,305,620 in 1998. In addition, awards of a total of 285,773 shares of restricted stock were made under the Plan in 1997 and 1998 to executives of ALZA. As of March 8, 1999, a total of 431,090 shares remained available for grants under the Plan.

PROPOSAL

    Subject to stockholder approval, the Board has approved an amendment to the Plan to increase the number of shares available for issuance under the Plan by 5,000,000 shares of ALZA Common Stock. As of March 8, 1999, only 431,090 shares remained available for the grant of options under the Plan. This number is insufficient to cover future grants to current or new ALZA employees. ALZA uses its stock option program as a critical tool in motivating and retaining employees by aligning their long term interests with those of ALZA's stockholders. Virtually all employees become eligible to receive option grants after one year of employment. Options generally are granted annually, each grant generally vesting from one to three years after the date of grant. Having sufficient shares available for issuance under the Plan will ensure the continuity of ALZA's option program to help ALZA attract, retain and motivate employees, directors and consultants.

DESCRIPTION OF THE PLAN

    The following is a general summary of the principal provisions of the Plan. Any stockholder who desires to review the text of the Plan may obtain a copy by writing to ALZA, attention: Corporate and Investor Relations.

    Under the Plan, options and restricted stock may be granted to employees (including employees who are officers and directors) or consultants of ALZA and its subsidiaries, as recommended from time to time by ALZA's Chief Executive Officer or Chief Operating Officer and approved by the Board or a committee of the Board to which administration of the Plan has been delegated. The Board has delegated administration of the Plan to the Compensation and Benefits Committee. The Compensation and Benefits Committee has delegated to ALZA's Chief Executive Officer the authority to grant options to persons other than directors and executive officers from an overall grant approved by that Committee. In addition, options are periodically granted to non-employee directors pursuant to the automatic grant provisions of the Plan described below. Employees may be granted either ISOs, NSOs or restricted stock. Non-employee directors and consultants may be granted only NSOs or restricted stock.

    A typical option would provide its holder with an opportunity to purchase a specified number of shares of Common Stock within a ten-year period at a price not less than the fair market value of the stock on the date the option was granted. In addition, NSOs may be granted at an exercise price of not less than 85% of the fair market value of the stock on the date of grant, but all NSOs granted to date under the Plan have had a price of 100% of fair market value. (The market value of ALZA Common Stock based on the closing sales price as reported on the composite tape on March 8, 1999 was $53.5625 per share.) No consideration is received by ALZA for the granting of options. Generally, options would not be exercisable at grant, but become exercisable either in one installment several years after the grant or in cumulative increments over time. In recent years, options granted to employees generally have vested one to three years after the date of grant. An optionee may pay the exercise price in cash, by check, by surrender of shares of ALZA Common Stock (but not more frequently than once every six months), by payment in accordance with a permitted cashless exercise program or by any other forms of consideration approved by the Compensation and Benefits Committee.

    Options normally are exercisable for three months after the optionee's employment or other service with ALZA terminates and for one year after the optionee's death or permanent and total disability (to the extent exercisable at the time of termination, death or disability), but in neither case beyond the term of the option. Options may be exercised only by the optionee during the optionee's lifetime and may be transferred only by will, by the laws of descent and distribution, or by a qualified domestic relations order, except as otherwise determined by the Compensation and Benefits Committee. After the adoption by the SEC of changes to the rules under Section 16 of the Securities Exchange Act of 1934, the Board passed a resolution permitting the Compensation and Benefits Committee to permit currently outstanding NSOs held by directors and executive officers, and NSOs granted in the future to directors and executive officers, to be transferred to family members and family trusts and partnerships, subject to certain restrictions. The Plan limits to $100,000 the value of option stock (measured at the time of the option grant) with respect to which ISOs granted to any one employee may vest in any calendar year. In addition, options covering not more than 200,000 shares (750,000 shares in connection with an offer of employment) may be granted to any one participant in any one year under the Plan.

    The Plan provides for the one-time grant of a NSO to purchase 20,000 shares of Common Stock, at fair market value, to each new non-employee director at the time of an offer of directorship (contingent upon the person becoming a director). Each such option vests in five equal annual installments beginning on the first anniversary of the date on which the director first attends a Board meeting following his or her election as a director. The Plan also provides for the additional grant of a NSO to purchase 10,000 shares of Common Stock, at fair market value, on each fifth anniversary of the date the director first attends a Board meeting during the director's tenure as a non-employee director, also vesting in five equal annual installments beginning one year after the date of such additional grant.

    The Plan also provides for awards of restricted stock. A restricted stock award is an award of shares of Common Stock which are subject to restrictions on transfer for a period specified by the Compensation and Benefits Committee, unless otherwise determined by the Compensation and Benefits Committee. The holder must pay at least par value ($.01 per share) for all restricted stock granted. In the event the holder of restricted stock issued under the Plan ceases to be employed by (or to act as a director of or consultant to) ALZA prior to the end of the restriction period, all shares still subject to restriction may be purchased by ALZA for the price paid by the holder. Before the restriction period expires, unless otherwise determined by the Compensation and Benefits Committee, cash dividends (if any) with respect to shares of restricted stock will be automatically reinvested in additional restricted stock, and dividends payable in stock will be paid in the form of restricted stock. Awards of restricted stock were made under the Plan in 1997 and 1998 to ALZA executives.

    The Plan has a ten year term. The Board may terminate or amend the Plan at any time, except that the Plan requires stockholder approval of any increase in the number of shares as to which options or restricted stock may be granted. If not terminated earlier, the Plan would terminate on May 3, 2002. The Plan requires adjustments to options (including adjustments in the number and type of securities covered by options and the exercise price) and in restricted stock awards in the event of a stock split, stock dividend, recapitalization or similar event. The Plan also provides for the automatic acceleration of the vesting of outstanding options (and the lapse of restrictions in the case of restricted stock) if ALZA undergoes certain fundamental changes in its corporate structure. However, options granted in October 1995 to certain employees, including executive officers, and the award of restricted stock in 1997, provide that they will not automatically vest (or have restrictions lapse, in the case of restricted stock) in the event of a change in control.

    The benefits or amounts that will be received by or allocated to the Named Executive Officers, all current executive officers and all other employees under the Plan will not change as a result of the proposed amendments, except that additional shares will be available for issuance under the Plan. Such benefits or amounts are not determinable because all awards are made at the discretion of the Compensation and Benefits Committee. The benefits or amounts that will be received by or allocated to ALZA's non-employee directors under the Plan will not change as a result of the proposed amendments and remain fixed and non-discretionary, as described above.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

    The following is a general summary of the typical federal income tax consequences of the issuance and exercise of options under the Plan. It does not describe state or other tax consequences of the issuance and exercise of options or the tax consequences of a grant of restricted stock.

    The grant of an ISO has no federal income tax effect on the optionee. Upon exercise, the optionee does not recognize income for "regular" tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the "option spread") is includable in the optionee's "Alternative Minimum Taxable Income" for purposes of the Alternative Minimum Tax. If the optionee does not dispose of the stock acquired upon exercise of an ISO until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a "disqualifying disposition"), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). ALZA is not entitled to a federal income tax deduction in connection with ISOs, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

    The grant of a NSO has no federal income tax effect on the optionee. Upon the exercise of a NSO, the optionee has taxable ordinary income (and ALZA is entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a NSO, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held.

    In the case of both ISOs and NSOs, special federal income tax rules apply if ALZA Common Stock is used to pay all or part of the option price. Special rules may also apply when a transferable option is transferred.

BOARD RECOMMENDATION AND VOTE REQUIRED

    The Board believes that approval of the proposal to amend the Plan will allow ALZA to continue to provide incentives to attract, retain and motivate personnel through the grant of stock options. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE PLAN. The affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to approve the proposal.

                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board recommends that the stockholders ratify the appointment of Ernst & Young LLP as independent auditors to audit the financial statements of ALZA for the year ending December 31, 1999. Ernst & Young LLP (and its predecessor partnership) has acted as ALZA's independent auditors since ALZA's inception. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. A favorable vote of a majority of the shares of Common Stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Ernst & Young LLP.

                         ANNUAL REPORT TO STOCKHOLDERS

    ALZA's Annual Report to Stockholders for the year ended December 31, 1998, containing the audited consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.

                             STOCKHOLDER PROPOSALS

    ALZA will, in future proxy statements distributed by ALZA, include stockholder proposals complying with the applicable rules of the SEC and the procedures set forth in ALZA's Bylaws. In order for a proposal by a stockholder to be included in the proxy statement distributed by ALZA relating to the annual meeting of stockholders to be held in the spring of 2000, that proposal must be received in writing by the Secretary of ALZA no later than December 6, 1999.

    Separate from the requirements described above concerning the notice required for a propsal to be included in the proxy statement distributed by ALZA, ALZA's Bylaws also provide for certain advance notice of nominations by stockholders for election of stockholder nominees as directors at an annual meeting, and proposals for the inclusion of other business at an annual meeting of stockholders, even if such nominations or proposals are not to be included in the ALZA proxy statement. In addition to meeting other requirements specified in the Bylaws, the required notice by the stockholder for the annual meeting in the year 2000 must be received in writing by the Secretary of ALZA no later than January 16, 2000; provided, however, that if the date of the annual meeting to be held in the year 2000 is advanced more than 30 days prior to, or delayed by more then 30 days after, the anniversary of the 1999 annual meeting, the stockholder's notice must be received no later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the meeting is first made.

                                 OTHER MATTERS

    The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.

                                          By Order of the Board of Directors,

                                          JULIAN N. STERN

                                          SECRETARY

Palo Alto, California

March 30, 1999

--------------------------------------------------------------------------------
    YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER
   OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE IN THE ACCOMPANYING
   POSTPAID ENVELOPE. YOUR DOING SO MAY SAVE ALZA THE EXPENSE OF A SECOND
   MAILING.

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                           PRINTED ON RECYCLED PAPER

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ALZA CORPORATION
c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040












                                      DETACH HERE
    PLEASE MARK
/X/ VOTES AS IN
    THIS EXAMPLE.


-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS OF ALZA CORPORATION UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
-------------------------------------------------------------------------------
1.  To elect as Class III Directors;
    NOMINEES; Dr. I. Craig Henderson, Dr. Ernest Mario,
              Mr. Isaac Stein

         FOR                     WITHHELD
         ALL   / /          / /  FROM ALL
      NOMINEES                   NOMINEES

/ /
   ---------------------------------------
   For all nominees except as noted above

                                                   FOR     AGAINST     ABSTAIN
2.  To increase by 5,000,000 shares the
    number of shares of Common Stock reserved      / /       / /         / /
    for issuance under ALZA's Amended and
    Restated Stock Plan.

                                                   FOR     AGAINST     ABSTAIN
3.  To ratify the appointment of Ernst &
    Young LLP as ALZA's independent                / /       / /         / /
    auditors for fiscal 1999.

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MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual stockholder.


Signature:                                      Date:
          -------------------------------------      ------------------


Signature:                                      Date:
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